Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2011 RESULTS;
EXCEEDS HIGH-END OF PRIOR REVENUE GUIDANCE

Financial Highlights:

•	Revenue of $82.6 million, an increase of 13% from $73.1 million in 4Q10 and an increase of 17% from $70.4 million in 1Q10.

•	Gross margin of 60.0%, compared to 62.7% in 4Q10 and 58.5% in 1Q10.

•
Net income of $0.09 per diluted share, compared to net income of $0.11 per diluted share in 4Q10 and net income of $0.10 per diluted share in 1Q10. 1Q11 financial results include approximately $1.8 million ($0.02 per diluted share) of restructuring related charges.

HILLSBORO, OR - April 21, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended April 2, 2011.

For the first quarter, revenue was $82.6 million, an increase of 13% from the $73.1 million reported in the prior quarter, and an increase of 17% from the $70.4 million reported in the same quarter a year ago. Prior guidance was for first quarter 2011 revenue to increase 2% to 7% on a sequential basis. FPGA revenue for the first quarter was $31.2 million, an increase of 28% from the $24.4 million reported in the prior quarter, and an increase of 33% from the $23.4 million reported in the same quarter a year ago. PLD revenue for the first quarter was $51.4 million, an increase of 6% from the $48.7 million reported in the prior quarter, and an increase of 9% from the $47.0 million reported in the same quarter a year ago.

Net income for the first quarter was $10.9 million ($0.09 per diluted share), compared to a prior quarter net income of $13.9 million ($0.11 per diluted share) and net income of $11.1 million ($0.10 per diluted share) reported in the same quarter a year ago. 1Q11 financial results include approximately $1.8 million ($0.02 per diluted share) of restructuring related charges due to the Company's strategic decision to refocus certain of its research and development activities.

Darin G. Billerbeck, President and Chief Executive Officer, said, “This was a strong quarter for us across the board. Positive demand trends in the consumer, and industrial and other end markets were bolstered by a pick-up in the communications market. Of note, revenue came in well above the high-end of our prior guidance. Based on customer feedback, we believe that only $1 million to $2 million of the upside came from unexpected, Japan-related 'safety stock' buying; the rest of the upside reflects the continued strength in our business, along with higher than anticipated demand from our mainstream products. Adding to our momentum, we are pleased with the positive response from customers for our recently launched low power, low cost MachXO2.”

First Quarter 2011 Business Highlights:

•
Japan's Severe Earthquake and Tsunami: We express our deep concern for the people of Japan, and the difficult situation surrounding the affected nuclear power plants. We continue to prioritize the safety of our partners and our employees. Despite the severity of post earthquake and tsunami conditions, we have not experienced any material impact on customer deliveries and lead times.

•
Launched MachXO2: The MachXO2 offers PLD designers a competitive mix of low power, low cost and high system integration in a single device. Built on a low power 65-nm process featuring embedded Flash technology, the MachXO2 family delivers a 3X increase in logic density, and a 100X reduction in static power versus the MachXO PLD family. In addition, several popular functions used in low-density PLD applications, including User Flash Memory, I2C, SPI and timer/counter, have been hardened into the MachXO2 devices, optimizing them for both the consumer and the systems markets.

•
Released Platform Manager: Our third-generation mixed-signal family, the Platform Manager family of products, has been fully qualified and released to volume production. Lattice's Platform Manager simplifies board management design by integrating programmable analog and digital logic to support many common functions, such as power management, digital housekeeping and glue logic.

•
Shipped the 10 Millionth Power Manager Device: All seven Power Manager devices have been broadly adopted in a wide range of high volume, cost sensitive applications, because they enable board designers to integrate multiple power management functions of a circuit board into a single Power Manager device. Within the last 12 months, shipments of Lattice's Power Manager devices have accelerated in a variety of end markets, including communications, consumer, and computing, making the Power Manager devices among Lattice's fastest growing products.

•
Launched Five New IP Suites for Lattice ECP3 FPGA Family: The five new comprehensive Intellectual Property (IP) Suites (PCI Express, Ethernet Networking, Digital Signal Processing, Video & Display, and Value) help accelerate the design of electronic systems in a variety of industries using the award winning LatticeECP3™ FPGA family. Lattice is committed to providing a comprehensive silicon ecosystem that includes evaluation kits, reference designs, software tools and bundled IP cores so our customers can speed their time to market with new products.

Business Outlook - Second Quarter 2011:

•	Revenue is expected to be flat to up 5% on a sequential basis.

•	Gross margin percentage is expected to be approximately 60% to 62% of revenue.

•	Total operating expenses are expected to be approximately $38 million, including approximately $0.9 million to $1.4 million in restructuring charges.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the first quarter 2011 and business outlook for the second quarter 2011 on Thursday, April 21, 2011 at 5:00 p.m. EDT. The conference call-in number is 1-888-286-6281 or 1-706-643-3761. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on April 28, 2011, by telephone at 1-706-645-9291. To access the replay, use conference identification number 58624574. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Second Quarter 2011”; continued strength in our business; trends in the communications, consumer, industrial and other end markets; customer response to the MachXO2 solution; customer adoption of the Power Manager devices; lack of material impact due to earthquakes and tsunami; and our provision of a comprehensive silicon ecosystem. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as any further unanticipated consequences associated with the Japan earthquakes and tsunami and global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO and LatticeECP3 solutions, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of restructuring charges and compensation charges due to stock price changes. Restructuring charges may vary from the estimate on the basis of the timing and scope of the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.
Follow Lattice via Facebook, RSS and Twitter.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	April 2, 2011	January 1, 2011	April 3, 2010
Revenue	$82,615	$73,080	$70,432

Costs and expenses:
Cost of products sold	33,006	27,239	29,264
Research and development	20,140	15,672	14,682
Selling, general and administrative	17,170	16,738	15,418
Restructuring (1)	1,835	(30)	82
	72,151	59,619	59,446
Income from operations	10,464	13,461	10,986

Other income, net (2)	663	558	302
Income before provision for income taxes	11,127	14,019	11,288
Provision for income taxes	208	140	199
Net income	$10,919	$13,879	$11,089

Net income per share (3):
Basic	$0.09	$0.12	$0.10
Diluted	$0.09	$0.11	$0.10

Shares used in per share calculations (3):
Basic	117,996	117,907	115,669
Diluted	121,864	121,215	116,717

______________________
Notes:

(1)
Represents costs and adjustments incurred under corporate restructuring plans. On April 21, 2011, the Company announced a restructuring plan for which an initial charge of $2.6 million was recorded during the first quarter of fiscal 2011. Of this, $2.5 million were for severance and related costs and $0.1 million were for other restructuring costs. This initial charge was offset by an $0.8 million credit, primarily the result of changes in original estimates under the 2009 restructuring plan. During the fourth quarter of fiscal 2010, the Company recorded a net credit of less than $0.1 million, primarily the result from changes in original estimates. During the first quarter of fiscal 2010, the Company recorded a charge of $0.1 million, comprised primarily of severance and related costs.

(2)
During the first quarter of fiscal 2011 and the fourth quarter of fiscal 2010, the Company recognized a gain on the sale of certain auction rate securities of $0.6 million and $0.3 million, respectively.

(3)
For the three months ended April 2, 2011, January 1, 2011 and April 3, 2010, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 2,	January 1,
	2011	2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$235,669	$238,220
Accounts receivable, net	49,904	41,188
Inventories	38,069	37,333
Other current assets	8,502	8,648
Total current assets	332,144	325,389

Property and equipment, net	40,385	39,322
Long-term marketable securities	7,389	10,232
Other long-term assets	2,534	2,744
	$382,452	$377,687

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$34,541	$38,648
Deferred income and allowances on sales to sell-through distributors	15,925	15,692
Total current liabilities	50,466	54,340

Other long-term liabilities	3,867	4,625
Total liabilities	54,333	58,965

Stockholders' equity	328,119	318,722
	$382,452	$377,687

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Q111	Q410	Q110
Operations Information
Percent of Revenue
Gross Margin	60.0%	62.7%	58.5%
R&D Expense	24.4%	21.4%	20.8%
SG&A Expense	20.8%	22.9%	21.9%

Depreciation and amortization (in thousands)	4,083	3,850	3,508
Capital Expenditures (in thousands)	4,065	5,325	1,954
Stock Compensation Expense (in thousands)	1,344	1,046	1,195

Balance Sheet Information
Current Ratio	6.6	6.0	5.2
A/R Days Revenue Outstanding	54	51	62
Inventory Months	3.5	4.1	2.5

Revenue% (by Product Family)
PLD	62%	67%	67%
FPGA	38%	33%	33%

Revenue% (by Product Classification)
New	44%	43%	40%
Mainstream	32%	30%	35%
Mature	24%	27%	25%

Revenue% (by Geography)
Asia	61%	66%	67%
Europe (incl. Africa)	21%	19%	18%
Americas	18%	15%	15%

Revenue% (by End Market)
Communications	44%	46%	52%
Industrial & Other	31%	29%	22%
Computing	13%	13%	15%
Consumer	12%	12%	11%

Revenue% (by Channel)
Distribution	62%	59%	55%
Direct	38%	41%	45%

New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs